Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
     We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Arch Coal, Inc. and Subsidiaries Employee Thrift Plan of our reports dated February 28, 2008, with respect to the consolidated financial statements and schedule of Arch Coal, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2007, and the effectiveness of internal control over financial reporting of Arch Coal, Inc., filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
St. Louis, Missouri
January 6, 2009